EXHIBIT 99.1

FuelNation Releases Text Confirming Completion of Four Additional Fuel Oil Contracts With the Iraqi Ministry of Oil and Their State Oil Marketing Company (SOMO)

DAVIE, FL -- (MARKET WIRE) -- 03/28/2006 -- FuelNation Shareholder Update Letter

Dear FuelNation Shareholders,

We are pleased to report that FuelNation (OTC: FLNA) has completed contracts with the Iraqi Ministry Of Oil and their State Oil Marketing Company (SOMO) for four additional Fuel Oil purchases. Revenues from the contracts are expected to be reported during the second quarter of 2006 upon completion of our audit and the filing of our financial statements. In addition, FuelNation intends to hold an annual shareholder meeting for the company in June 2006; shareholders will be notified of the time and location.

"These additional contracts, are further validation of our business model, which is focused on providing 'best in class' fuel resell services to governments, refiners and suppliers looking to mitigate risk and source long term product supply. We have also been able to enter into the final negotiations with three Caribbean governments for fuel trading on a joint venture basis," said Chris Salmonson, Chairman and Chief Executive Officer of FuelNation, Inc.

Our office in Moscow Russia has informed us of the final details of our Russian Export Blend Crude Oil (REBCO) contracts and diesel supply from the Russian Federation. We anticipate favorable results from these negotiations and will be able to add another solid source of supply to our growth.

With both management and the required financing capability in place, the Company is actively seeking new alliances through FuelNation Government Services in oil producing countries to participate in joint ventures. Currently we have identified several major assets and opportunities for participation and are conducting extensive due-diligence to establish additional projects in the Caribbean, Africa and the Middle East.

"The opportunities keep presenting themselves by establishing key relationships with governments. This is only just the beginning of adding revenue to the company and substantial shareholder value," said Shaikh Isa Mohammed Isa Alkhalifa, Director of FuelNation, Inc.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. In addition to the factors discussed in the filings with the Securities and Exchange Commission, among the other factors that could cause actual results to differ materially are the following: adverse changes in the business conditions and the general economy; competitive factors, such as rival companies' pricing and marketing efforts; availability of third-party material products at reasonable prices; the financial condition of the customer; risks of obsolescence due to shifts in market demand; and litigation involving product liabilities and consumer issues. FuelNation cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company's expectations or any change in events, conditions or circumstances on which any such statement is based.

--------------------------------------------------------------------------------

FuelNation Government Services, Inc.

Mr. Emilio Zabaleta

President

4000 Ponce de Léon,

Suite 470

Coral Gables, Florida

954-587-3775 Ext. 121

ezabaleta@fuelnationgov.com

FuelNation Government Services, Inc.

Mr. John Macho

Managing Director

4000 Ponce de Léon,

Suite 470

Coral Gables, Florida

954-587-3775 Ext. 122

jmacho@fuelnationgov.com

SOURCE:  FuelNation